EXHIBIT 99.2

Unaudited Pro Forma Consolidated Balance Sheet of Nephros, Inc. as of March 31, 2019

On May 15, 2019, Nephros, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain purchasers identified therein (the “Purchasers”) pursuant to which the Company agreed to sell, and the Purchasers agreed to purchase, 4,444,443 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a cash purchase price equal to $0.45 per share. The aggregate purchase price payable to the Company for all of the Shares sold under the Purchase Agreement was approximately $2,000,000 before deducting transaction-related expenses. The closing of the sale of the Shares was completed on May 15, 2019.

The unaudited pro forma financial information included herein gives effect to the closing of the sale of the Shares, as if such sale had occurred as of March 31, 2019.

The Proforma Consolidated Balance Sheet as of March 31, 2019 has been prepared based on available information, using assumptions that our management believes are reasonable. The Proforma Consolidated Balance Sheet is not necessarily indicative of the results that may be achieved in the future. The adjustment made in preparing the Proforma Consolidated Balance Sheet is described in the Note.

NEPHROS, INC. AND SUBSIDIARIES

UNAUDITED HISTORICAL AND PROFORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2019

(In thousands, except share amounts)

		Pro forma
	Historical	Adjustment	Notes	Pro Forma
ASSETS
Current assets:
Cash	$3,608	2,000	A	$5,608
Accounts receivable, net	1,249			1,249
Inventory, net	2,040			2,040
Prepaid expenses and other current assets	275			275
Total current assets	7,172			9,172
Property and equipment, net	97			97
Operating lease right-of-use assets	587			587
Intangible assets, net	580			580
Goodwill	759			759
License and supply agreement, net	904			904
Other assets	39			39
TOTAL ASSETS	$10,138			$12,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured revolving credit facility	$906			$906
Current portion of secured note payable	199			199
Accounts payable	1,030			1,030
Accrued expenses	512			512
Current portion of contingent consideration	272			272
Current portion of operating lease liabilities	191			191
Total current liabilities	3,110			3,110
Secured note payable, net of current portion	787			787
Contingent consideration, net of current portion	231			231
Operating lease liabilities, net of current portion	406			406
TOTAL LIABILITIES	4,534			4,534

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value; 5,000,000 shares authorized at March 31, 2019; no shares issued and outstanding at March 31, 2019	-			-
Common stock, $.001 par value; 90,000,000 shares authorized at March 31, 2019; 69,055,743 shares issued and outstanding at March 31, 2019	64	4	A	68
Additional paid-in capital	127,974	1,996	A	129,970
Accumulated other comprehensive income	68			68
Accumulated deficit	(125,502)			(125,502)
Subtotal	2,604			4,604
Noncontrolling interest	3,000			3,000
TOTAL STOCKHOLDERS’ EQUITY	5,604			7,604
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,138			$12,138

A.	Issuance of 4,444,443 shares of common stock.